EXHIBIT 11


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 11, 1997, relating to the financial statements and financial highlights appearing in the April 30, 1997 Annual Report to Shareholders of the Phoenix Strategic Equity Series Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Other Information--Independent Accountants" in the Statement of Additional Information.


/s/ PRICE WATERHOUSE LLP


PRICE WATERHOUSE LLP
Boston, Massachusetts
October 24, 1997